Exhibit 10.2

1800 West Loop South
Houston, TX 77027
T: 713 860 1500
D: 713 860 8129
F: 713 860 8128
www.ies-co.com
November 4, 2009
Mr. Ted M. Baker
Executive Vice President
Manhattan Torcon A Joint Venture
7600 Leesburg Pike, Ste 150 W
Falls Church, VA 22043
Re: USAMRIID Replacement Project; Job # 3239
Dear Mr. Baker:
In reference to the subcontract between Manhattan Torcon A Joint Venture (MTJV) and IES Commercial, Inc. (IES) dated as of June 17, 2009 (the “Subcontract”), MTJV and IES have agreed to certain arrangements to satisfy the bonding requirements for the above USAMRIID Replacement Project, as previously set forth in Item 69 to Exhibit A of the Subcontract (“Item 69”). The terms of this letter agreement supersede in all respects the provisions of Item 69, which shall be of no further force and effect.
The penal sum of the bonds will be required in incremental values, each covering its own scope of work. The first bond will be issued in the amount of $1,700,000 (and may be adjusted from time to time pursuant to change orders) and will cover the following scope of work, with an expected duration of 12 months: Temporary Power Service, Initial Submittals, Coordination Drawings, Coordination Study, and Underground Installation.
The second bond will be provided in the amount of $58,726,000 (and may be adjusted from time to time pursuant to change orders) and will cover the entire scope of work excluding the scope covered in the first bond and excluding the Testing and Commissioning scope. The anticipated duration of the scope of work covered by the second bond is 35 months. The second bond will be provided prior to start of the scope of work covered by the bond, which is anticipated to be on or about July 1, 2010.
In addition, Integrated Electrical Services, Inc., parent company of its wholly owned subsidiary IES Commercial, Inc., will provide a $5,000,000 Stand-by Letter of Credit to MTJV at time of issuance of the first bond, to be released by MTJV at time of issuance of the second bond. It is understood that the Letter of Credit is intended to serve as security against any damages sustained by MTJV resulting from IES’s failure to provide the second bond or failure to complete the work. The initial term of the Letter of Credit shall be one year. IES agrees to renew the Letter of Credit for an additional period of six months, unless 1) IES has provided the second bond mentioned above, or 2) MTJV notifies IES and the Issuing Bank of MTJV’s intention to allow the Letter of Credit to expire.

At the discretion of MTJV, it may require a third bond to be provided in the amount of $720,000 (and may be adjusted from time to time pursuant to change orders) to cover the Testing and Commissioning scope of work. The anticipated duration of the scope of work covered by the third bond is 13 months. If MTJV requires the third bond, it will be provided prior to start of the scope of work covered by the third bond.
To acknowledge your agreement with the bonding arrangement for the USAMRIID Project, please place your signature below, and return an original to me at your earliest convenience. We look forward to working with MTJV on this unique and challenging project.
Sincerely,
/s/ Suzanne J. Belk

Suzanne J. Belk
Treasurer and Vice President Sales Finance
Integrated Electrical Services, Inc.
and
Treasurer, IES Commercial, Inc.
Agreed and Accepted this 4th day of November, 2009 by:

Manhattan Torcon A Joint Venture
By:	/s/ Ted M. Baker
Ted M. Baker
Executive Vice President